DERMISONICS BEGINS NEXT-PHASE CLINICAL TRIAL OF PROPRIETARY INSULIN PATCH DRUG-DELIVERY SYSTEM FOR $5.4 BILLION INSULIN MARKET

NEW HUMAN PILOT TRIAL TO TEST FOR SKIN SENSITIVITY OF PAINLESS, NONINVASIVE U-STRIP INSULIN PATCH

West Conshohocken, PA - November 15, 2005 Dermisonics, Inc. (OTCBB: DMSI; FWB:
FQC), a developer of painless, injection-free, ultrasonic transdermal drug-delivery patches and technologies with broad pharmaceutical and consumer applications, today announced the launch of clinical trials to test for skin sensitivity to its U-Strip(TM) Insulin Patch on patients with Type-2 diabetes. The trials, an essential part of the clinical phase of Dermisonics' transformative transdermal drug delivery method called the U-Strip(TM), is a precursor to the completion of Phase-1 Clinical Evaluations in the Company's mission to commercialize the proprietary technology platform for the $5.4 billion insulin delivery marketplace.

They mark an initial milestone achievement in the drug-delivery development, approval and commercialization process.

"This irritation study is an exciting step in the U-Strip(TM) clinical and regulatory development program, and we look forward to its successful completion," said Dermisonics CEO Bruce Haglund. "The patch design employed in the study is a versatile, truly unique and transformative system that can enable the pain-free, needle-free, ultrasonically improved delivery of insulin and more than 175 other large molecule drugs."

The trials received IRB approval from the Allendale Investigative Review Board in Allendale, NJ. These tests are intended to demonstrate that Dermisonics' technology presents no adverse reactions or skin irritation when worn over a 5-hour period and will test the sensitivity of the patch on the skin of 25 Type-2 diabetic volunteers over a three-day test period.

Dermisonics' innovative pain-free drug delivery technology positions the Company to help redefine the future of the $19 billion dollar drug delivery market with the possibility of improving the lives of about 55 million insulin-dependent diabetics worldwide who must endure needle injections or catheter-based insulin pumps for their required insulin regimens.

     - About the Human Pilot Trial 3 (HPT-3) - The trials involve a small group of volunteers, Type-2 diabetes patients, who will undergo a medical test and evaluation on their first visit. That will be followed by a second visit in which the Company's insulin patch, loaded with 150 units of Humalog (R) Insulin (Eli Lilly Co.), will be placed on the upper left arm of the subject and worn for five hours. On the third visit, the patch will be placed over the abdomen and also worn for a five-hour period. The patches will then be


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          removed and examined for any degradation, and the skin will be studied for any sign of irritation over the testing period. The study will also focus on possible unique skin attributes of diabetics, who may have conditions unique to this disease. The Company's goal is to demonstrate that the patch will pose no major irritation or discomfort to patients.

     - About Diabetes Sufferers - When final regulatory approval has been obtained, the U-Strip(TM) Insulin Patch technology has the potential to improve the lives of both Type-1 and Type-2 diabetics. Approximately 55 million of the 185 million diabetics worldwide are insulin-dependent, and must endure painful needle injections to survive this debilitating disease.

About Dermisonics, Inc.

Dermisonics is an intellectual property company and advanced technology incubator that is primarily focused on the ongoing development, testing and eventual commercialization of drug-delivery patch systems designed to facilitate the efficient, painless and needle-free delivery of drugs with large molecular structures through the skin and into the bloodstream. Its breakthrough system, called the U-Strip, is based on a radical integration of microelectronics and ultrasonic science with a product-carrying patch, and represents a quantum leap in non-invasive, transdermal delivery technology. Tests have shown that this system facilitates the transdermal delivery of insulin as well as potentially at least 175 other existing drugs that at present cannot be effectively delivered through the pores of the skin using conventionally available transdermal technology due to their large molecular size. The Company has also developed other portable ultrasonic systems for applications in the medical (Antiseptic
Wand) and skin care (U-Wand) fields. For more information visit
http://www.Dermisonics.com.    For more investor-specific information about
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Dermisonics, please visit http://www.trilogy-capital.com/dmsi_summary.aspx. To
                          ------------------------------------------------
read or download an Investor Fact Sheet about the Company, visit http://www.trilogy-capital.com/tcp/dermisonics/factsheet.html. For stock price
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quotes, visit http://www.trilogy-capital.com/tcp/dermisonics/quote.html.
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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse


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federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, increases in general and administrative costs, termination of contracts or agreements, technological obsolescence of the Company's products, technical problems with the Company's research and products, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of new businesses or that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.



Contact:

Dermisonics, Inc.
Bruce Haglund, CEO.
bruce.haglund@dermisonics.com
Four Tower Bridge / 200 Barr-Harbor Drive
West Conshohocken, PA 19428-2977 USA
888-401-DERM (3376) Toll Free
(610) 543-0800 Phone
(610) 543-0688 Fax
or
Trilogy Capital Partners (Financial Communications)
Paul Karon, 800-592-6067
paul@trilogy-capital.com
or
European Investor Relations Contact:
Michael Drepper
Phone: 621-430-6130
investor-germany@dermisonics.com